Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of our reports relating to the financial statements of Pentair Ltd. and subsidiaries, and the effectiveness of Pentair Ltd.’s internal control over financial reporting dated February 25, 2014, appearing in the Annual Report on Form 10-K of Pentair Ltd. for the year ended December 31, 2013, and our report dated June 26, 2013, appearing in the Annual Report on Form 11-K of Pentair, Inc. Retirement Savings and Stock Incentive Plan for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 3, 2014